Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEMIS COMPANY, INC.

PREAMBLE

The corporation is the surviving corporation of the merger of Bemis Company, Inc. and Arctic Corp. effective as of June 11, 2019, pursuant to which (a) each share of Common Stock of Arctic Corp. was converted into one validly issued, fully paid and non-assessable share of Common Stock of the surviving corporation and (b) each share of Common Stock of Bemis Company, Inc. was canceled for the consideration provided in the plan of merger.

ARTICLE 1

The name of the corporation is Bemis Company, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Missouri is 221 Bolivar Street, Jefferson City, Missouri 65101. The name of its registered agent at such address is CSC-Lawyers Incorporating Service Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General and Business Corporation Law of Missouri.

ARTICLE 4

The total number of shares of capital stock which the Corporation has authority to issue is One Thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE 5

The Corporation is to have perpetual existence.

ARTICLE 6

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE 7

Meetings of stockholders may be held within or outside of the State of Missouri, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Missouri at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE 8

To the fullest extent permitted by the General and Business Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General and Business Corporation Law of Missouri is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended from time to time. No amendment, modification or repeal of this ARTICLE 9 by the stockholders shall adversely  affect any right or protection of a director of the Corporation existing by virtue of this ARTICLE 9 at the time of such amendment, modification or repeal.

ARTICLE 9

The Corporation expressly elects not to be governed by the provisions of (i) the Missouri Control Share Acquisition Act codified at § 351.407 with respect to control share acquisitions of shares of the Corporation or (ii) the Missouri Business Combinations Act codified at § 351.459, of the General and Business Corporation Law of Missouri, as the same may be amended from time to time.

ARTICLE 10

To the maximum extent permitted from time to time under the law of the State of Missouri, the Corporation renounces any interest or expectancy of the Corporation or any of its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this ARTICLE 11 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these amended and restated articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Missouri, and all rights conferred upon stockholders herein are granted subject to this reservation.

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